Exhibit 99.1

PRELIMINARY FULL YEAR ANNOUNCEMENT

DILIGENT BOARD MEMBER SERVICES, INC

RESULTS FOR ANNOUNCEMENT TO THE MARKET

Reporting Period:	Twelve months to 31st December 2014

Previous Reporting Period:	Twelve months to 31st December 2013

	Amount (000s) for the year ended December 31, 2014	Percentage change	Amount (000s) for the year ended December 31, 2013
Revenue from ordinary activities	$83,054	28%	$64,757

Profit (loss) from ordinary activities before tax attributable to security holders	$15,004	50%	$10,004

Profit (loss) from ordinary activities after tax attributable to security holders *	$8,926	43%	$6,260

Final Dividend on Ordinary Shares	Amount per security	Imputed amount per security
	Nil	Nil

Record Date	N/A
Dividend Payment Date	N/A

Final Dividend on Preferred Stock	Amount per security	Imputed amount per security
	US$0.011 per share	N/A

Record Date	January 5, 2015
Dividend Payment Date	January 5, 2015

Comments	See commentary below.

*This is equivalent to net profit (loss) attributable to security holders.

The financial statements are in the process of being audited and are therefore subject to adjustments.  All amounts are in U.S dollars unless otherwise stated.

Managements Comments on 2014

Diligent’s revenues for the year ended December 31, 2014 of $83.1 million grew 28% when compared with revenue of $64.8 million for the year ended December 31, 2013. The primary reason for the increase is the result of the increase in new users, as well as our retention of existing customers.  Our revenue retention rate, which calculated on an annual basis and excluding upsells into our existing customers, continues to exceed 95% for the trailing twelve months ended December 31, 2014.  The Company has continued to add users each quarter since inception.  At December 31, 2014, the total number of users was over 92,000 compared with approximately 72,000 at December 31, 2013.

The Company’s operating income for the year ended December 31, 2014 was $15.1 million compared to $10.3 million for 2013. During 2014, we continued to invest for growth and subsequently had 25% higher operating expenses compared to the 2013 Fiscal Year.  Specifically, research and development costs increased 78% when compared to 2013, which primarily due to increased staffing. In 2014, we more than doubled our research and development headcount. This increase was partially due to our exploratory work on the design of the DiligentTeams product. In 2015 we plan to increase our investment in research and development but we expect to begin capitalizing labor costs that are directly attributable to the development of the new product.

During 2014, we continued to improve our cash position. The Company generated $ 24.4 million in cash from operations and invested $ 7.2 million in capital expenditures, yielding free cash flow of $US 17.2 million for the year ended December 31, 2014, compared to free cash flow in 2013 of $ 23.8 million. Diligent ended the 2014 Fiscal Year with $ 70.8 million in cash and cash equivalents and no bank debt.   In 2015 we expect our capital expenditures will increase significantly as compared to 2014, primarily due to the anticipated capitalization of software development costs attributable to DiligentTeams and our planned investments in equipment to support the new product.

Net income for the year ended December 31, 2014 was $8.9 million compared to $6.3 million for 2013, an increase of $2.6 million. The results for the year ended December 2013 were impacted by approximately $7.8 million in costs related to the previously disclosed Special Committee process, restatement and investigations and the CEO’s replacement remuneration package, compared to $3.7 million for the year ended December 31, 2014.

Alex Sodi

Chief Executive Officer

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the safe harbor provision of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “intend,” as well as similar comments, are forward-looking in nature. There are numerous risks and uncertainties that could cause actual results and the timing of events to differ materially from those anticipated by the forward-looking statements in this Preliminary Full Year Announcement. Such risks and uncertainties may give rise to future claims and increase our exposure to contingent liabilities. These risks and uncertainties arise from the following issues (among other factors):

•                  As of December 31, 2013 we identified material weaknesses in our internal control over financial reporting and concluded that our disclosure controls were not effective; while we have implemented certain remedial measures during the 2014 fiscal year, material weaknesses in our internal control over financial reporting  and our disclosure controls persist as of December 31, 2014; we must address the material weaknesses in our internal control over financial reporting and our disclosure controls, which otherwise may impede our ability to produce timely and accurate financial statements and periodic reports;

•                  As described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (as amended, the “2013 Form 10-K”), we had to restate certain of our historical financial statements and as a result were not able to timely file periodic reports with the New Zealand Stock Exchange (the “NZX”) or the United States Securities and Exchange Commission (the “SEC”)  for certain fiscal periods in 2013 and 2014;

•                  We face the risk of litigation or governmental investigations or proceedings relating to the restatement, , and the matters covered by a Special Committee investigation concluded in 2013, which identified a number of instances in which we were not, or may not have been, in compliance with applicable New Zealand and U.S. regulatory obligations;

•              Certain of our past stock issuances and stock option grants may expose us to potential contingent liabilities, including potential rescission rights;

•                  We are subject to the NZSX Listing Rules and compliance with securities and financial reporting laws and regulations in the U.S. and New Zealand and face higher costs and compliance risks than a typical U.S. public company due to the need to comply with these dual regulatory regimes;

•                  If our security measures are breached and unauthorized access is obtained to a client’s data or our data or our IT systems, our services may be perceived as not being secure, clients may curtail or stop using our services and we may incur significant legal and financial exposure and liabilities;

•                  Our business is highly competitive and we face the risk of declining customer renewals or upgrades;

•                  If we do not successfully develop or introduce new product offerings, or enhancements to our existing Diligent Boardbooks offering, or keep pace with technological changes that impact the use of our product offerings, we may lose existing customers or fail to attract new customers; and

•                  We may fail to manage our growth effectively.

We also refer you to Part I, Item 1A, “Risk Factors” in our 2013 Form 10-K  for an extended discussion of the risks confronting our business.  The forward-looking statements in this Preliminary Full Year Announcement should be considered in the context of these risk factors. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made, except as otherwise required by U.S. federal securities laws or the NZSX Listing Rules.

Diligent Board Member Services, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)

	December 31,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$70,809	$43,583
Short-term investments	—	12,497
Accounts receivable, net	1,754	1,750
Deferred commissions	1,353	1,532
Prepaid expenses and other current assets	3,233	1,936
Deferred tax assets	2,768	3,111
Income tax receivable	—	1,430
Total current assets	79,917	65,839

Property and equipment, net	12,203	8,228
Intangible assets, net	260	—
Deferred tax assets	6,804	3,607
Security deposits	801	676
Other non-current assets	436	—
Total assets	$100,421	$78,350

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,197	$2,402
Accrued expenses and other liabilities	11,468	8,856
Income taxes payable	1,552	—
Deferred revenue	32,238	27,428
Obligations under capital leases	623	847
Total current liabilities	48,078	39,533

Non-current liabilities:
Deferred revenue, less current portion	12,138	10,471
Obligations under capital leases	34	767
Other non-current liabilities	3,899	2,634
Total non-current liabilities	16,071	13,872
Total liabilities	64,149	53,405
Commitments and contingencies	—	—
Redeemable preferred stock:
Series A convertible redeemable preferred stock, $0.001 par value, 50,000,000 shares authorized 30,000,000 and 32,667,123 shares issued and outstanding (liquidation value $4,835)	3,000	3,261
Stockholders’ equity:
Common Stock, $.001 par value, 250,000,000 shares authorized, 86,895,778 and 83,776,155 shares issued and outstanding	87	84
Additional paid-in capital	32,631	28,861
Retained earnings/(accumulated deficit)	1,706	(7,220)
Accumulated other comprehensive loss	(1,152)	(41)
Total stockholders’ equity	33,272	21,684
Total liabilities, redeemable preferred stock and stockholders’ equity	$100,421	$78,350

See accompanying notes to condensed consolidated financial statements

The financial statements are in the process of being audited and are therefore subject to adjustments. All amounts are in U.S dollars unless otherwise stated.

Diligent Board Member Services, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(in thousands, except per share amounts)

	Year Ended December 31,
	2014	2013

Revenues	$83,054	$64,757
Cost of revenues (excluding depreciation and amortization)	16,001	12,959
Gross profit	67,053	51,798

Operating expenses:
Selling and marketing	11,833	9,617
General and administrative	28,371	20,137
Research and development	8,025	4,497
Depreciation and amortization	2,784	1,645
Investigation and restatement	916	5,571
Total operating expenses	51,929	41,467

Operating income	15,124	10,331

Other expense, net:
Interest expense, net	(45)	(91)
Foreign exchange transaction (loss) gain	(75)	(236)
Total other expense, net	(120)	(327)

Income before provision for income taxes	15,004	10,004
Income tax expense	6,078	3,744
Net income	$8,926	$6,260

Accrued preferred stock dividends	(335)	(359)
Net income attributable to common stockholders	$8,591	$5,901

Earnings per share:
Basic	$0.07	$0.05
Diluted	$0.07	$0.05
Weighted average shares outstanding:
Basic	117,109	116,427
Diluted	121,117	121,729

See accompanying notes to condensed consolidated financial statements

The financial statements are in the process of being audited and are therefore subject to adjustments.  All amounts are in U.S dollars unless otherwise stated.

Diligent Board Member Services, Inc.

Condensed Consolidated Statements of Comprehensive Income

(in thousands)

	Year Ended December 31,
	2014	2013

Net income	$8,926	$6,260
Other comprehensive loss:
Foreign exchange translation adjustment	(1,111)	(109)
Comprehensive income	$7,815	$6,151

See accompanying notes to condensed consolidated financial statements

The financial statements are in the process of being audited and are therefore subject to adjustments.  All amounts are in U.S dollars unless otherwise stated.

Diligent Board Member Services, Inc.

Condensed Consolidated Statement of Changes in Stockholders’ Equity

(Unaudited)

(in thousands, except share and per share amounts)

				Note	(Accumulated	Accumulated
			Additional	Receivable	Deficit)/	Other	Total
	Common	Common	Paid-in-	from	Net	Comprehensive	Stockholders’
	Shares	Stock	Capital	Shareholder	Income	Income (Loss)	Equity
Balance at January 1, 2013	83,586	$84	$26,052	$—	$(13,480)	$68	$12,724
Net Income					6,260		6,260
Other comprehensive loss						(109)	(109)
Total comprehensive income							6,151
Capital Contribution			240				240
Share based compensation			2,581				2,581
Exercise of stock options	190	—	73				73
Excise tax benefits - stock compensation			302				302
Amortization of preferred stock offering costs			(28)				(28)
Preferred stock dividend ($0.01 per share)			(359)				(359)
Balance at December 31, 2013	83,776	$84	$28,861	$—	$(7,220)	$(41)	$21,684
Net Income					8,926		8,926
Other comprehensive loss						(1,111)	(1,111)
Total comprehensive income							7,815
Share based compensation			3,033				3,033
Exercise of stock options	125	—	19				19
Shares issued to the board of directors	167	—	641				641
Conversion of preferred stock to common stock	2,667	3	264				267
Amortization of preferred stock offering costs			(6)				(6)
Issuance of shares upon vesting of restricted stock units	161	—	—				—
Preferred stock dividend ($0.01 per share)			(335)				(335)
Excise tax benefits - stock compensation			154				154
Balance at December 31, 2014	86,896	$87	$32,631	$—	$1,706	$(1,152)	$33,272

See accompanying notes to condensed consolidated financial statements

The financial statements are in the process of being audited and are therefore subject to adjustments.  All amounts are in U.S dollars unless otherwise stated.

Diligent Board Member Services, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Year ended December 31,
	2014	2013

Cash flows from operating activities:
Net income	$8,926	$6,260
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred taxes	(2,855)	(1,278)
Excess tax benefits realized from share-based compensation	(154)	(302)
Depreciation and amortization	2,784	1,645
Share-based compensation	3,033	2,581
Allowance for doubtful accounts	—	—
Changes in operating assets and liabilities:
Accounts receivable	(3)	(209)
Deferred commissions	180	549
Prepaid expenses and other current assets	(1,297)	(871)
Security deposits	—	11
Other non-current assets	(436)	—
Accounts payable and accrued expenses	3,293	4,677
Income taxes receivable/payable	3,135	(2,518)
Deferred revenue	6,477	13,964
Other non-current liabilities	1,344	2,508
Other	—	45
Net cash provided by operating activities	24,427	27,062
Cash flows from investing activities:
Purchases of short-term investments	—	(17,495)
Proceeds from maturity of short-term investments	12,497	5,101
Restricted cash-security deposits	(124)	(462)
Purchases of property and equipment	(6,964)	(3,309)
Purchases of intangible assets	(275)	—
Net cash provided by (used in) investing activities	5,134	(16,165)
Cash flows from financing activities:
Repayment of note receivable from shareholder		—
Payment of preferred stock dividend	(359)	(120)
Proceeds from exercise of stock options	19	73
Excess tax benefits realized from share-based compensation	154	302
Repayments of obligations under capital leases	(956)	(626)
Payments of obligations under software licensing agreements	(82)	(145)
Net cash (used in) provided by financing activities	(1,224)	(516)
Effect of exchange rates on cash and cash equivalents	(1,111)	(109)
Net increase in cash and cash equivalents	27,226	10,272
Cash and cash equivalents at beginning of year	43,583	33,311
Cash and cash equivalents at end of year	$70,809	$43,583

See accompanying notes to condensed consolidated financial statements

The financial statements are in the process of being audited and are therefore subject to adjustments.  All amounts are in U.S dollars unless otherwise stated.

DILIGENT BOARD MEMBER SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1) Organization and nature of the business

Diligent Board Member Services, Inc. (“we”, “Diligent” or the “Company”) provides one of the world’s most widely used board portals. The Company develops and commercializes Diligent Boardbooks®, a secure software application available online, on iPad and Windows 8.1 supported devices. The application allows board members, management and administrative staff to simplify how board materials are produced, delivered, reviewed and voted on. We provide clients with subscription-based access to our software along with associated services including securely hosting the clients’ data, and customer service and support for the application.

The Company was incorporated in the State of Delaware on September 27, 2007 and is listed on the New Zealand Stock Exchange (the “NZSX”).  On December 12, 2007, Diligent completed an offshore public offering in connection with its listing on the NZSX.  Diligent’s corporate headquarters are located in New York, New York.

The Company has a wholly-owned subsidiary located in New Zealand, Diligent Board Member Services NZ Limited (“DBMS NZ”), which provides research and development services for the Company.  The Company has a wholly-owned subsidiary in the United Kingdom, Diligent Boardbooks Limited (“DBL”) and a wholly-owned subsidiary in Australia, Diligent Board Services Australia Pty Ltd. (“DBA”), which provide sales, marketing and customer support services in their respective regions.  The Company’s Singapore subsidiary, Diligent APAC Board Services Pte. Ltd.  (“APAC”) provides sales support in the Asia-Pacific region.  The Company’s subsidiary in Hong Kong, Diligent APAC LTD. was established in 2012 to support its Asia-Pacific sales and marketing and has had no operations to date. On February 4, 2014, the Company established a German subsidiary, Diligent Boardbooks GmbH (“DBG”), to offer dedicated, private data hosting solutions and data recovery support, primarily for European customers.

Diligent’s condensed consolidated financial statements are presented in U.S. dollars, which is the Company’s functional and reporting currency.

2) Investigations and restatement

Special Committee

In December 2012, the Board of Directors of the Company appointed a Special Committee of independent directors to examine certain of Diligent’s past stock issuances and stock option grants that may not have been issued in compliance with the relevant stock option and incentive plans. The Special Committee’s members were not on the Board at the time of the issuance of such grants, were not involved in their issue, and are not the recipients of any option grants. The Special Committee was delegated broad powers from the Board to take all such action in respect of the issuances as it deemed necessary and advisable.

The Special Committee, assisted by attorneys in the U.S. and New Zealand, conducted a thorough review and analysis of all stock issuances and stock option grants during the relevant period. The Special Committee found that three option awards exceeded the applicable plan caps on the number of shares covered by an award issued to a single recipient in a particular year. The Special Committee was delegated the authority to develop appropriate alternative compensation packages for the affected employees. These awards were determined by the Board to be reasonable compensation at the time, and were an important incentive component of the employees’ compensation packages.

DILIGENT BOARD MEMBER SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

2) Investigations and restatement (Continued)

As part of its work, the Special Committee also reviewed the Company’s compliance with applicable regulations, including U.S. and New Zealand securities regulations and the NZSX Listing Rules. The Special Committee identified a number of instances where it appears that Diligent was not, or may not have been, in compliance with its U.S. and New Zealand regulatory obligations.

The Special Committee determined that these instances of non-compliance were inadvertent and attributable in part to the constrained resources of Diligent in a period of financial difficulty in the years following its listing on NZSX, and the complex regulatory and compliance obligations across multiple jurisdictions with differing regulations and requirements. It recommended, and the Board fully endorsed, that the Company work with its regulators to resolve these issues. In September, 2013 the NZ Markets Disciplinary Tribunal approved a settlement reached by the Company and the New Zealand Stock Exchange regarding the previously disclosed breaches of the NZSX Listing Rules by the Company. The settlement provided for the payment of fines and costs by the Company, consisting of NZ $15 thousand as a penalty to the NZX Discipline Fund and NZ $4 thousand towards the costs of NZXR.

Costs for the Special Committee for the year ended December 31, 2014 and 2013 were $0 and $2.3 million, with an additional $0.3 million incurred in the fourth quarter of 2012. Included in Special Committee expenses are professional fees incurred for legal, accounting and compensation consultants, NZX penalties and compensation paid to Special Committee members. During the second quarter of 2013, the Special Committee was disbanded and the Company implemented the recommendations of the Special Committee to remediate the compliance and internal control weaknesses identified.

Audit Committee Investigation

On July 2, 2013, the Audit Committee of the Board engaged outside company counsel to investigate the accounting errors that gave rise to the need to restate the Company’s financial statements, as well as other historical accounting practices impacting the timing of recognition of revenue. In connection with the investigation, it was determined that the Company included in its financial results certain customer agreements that, while having an effective date within a quarter, had not been signed by all parties within the quarter, as would be required to commence revenue recognition under U.S. GAAP. The early inclusion of such contracts did not have a material impact on previously reported revenue for fiscal quarters including the first quarter of 2010 through the first quarter of 2013. The Audit Committee investigation resulted in no finding of intentional misconduct or fraud. Costs of the investigation for the year ended December 31, 2014 and 2013 were $0 and $0.9 million and consisted of legal fees.

Restatement and Re-audit Engagements

In August, 2013, the Company announced that its historical financial statements for the years ended December 31, 2012, 2011 and 2010 and the quarter ended March 31, 2013 would be restated due to revenue recognition errors. The Company completed the restatement process in April of 2014. Costs for the restatement and re-audits incurred during the years ended December 31, 2014 and 2013 were $0.9 million and $2.3 million, respectively. These costs were comprised of professional fees incurred for accounting, auditing and consulting services and restatement bonuses.

DILIGENT BOARD MEMBER SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

3) Significant accounting policies

Basis of presentation —The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions made by management include the deferral and recognition of revenue, the fair value of share-based compensation, accounting for income taxes, deferred tax assets and uncertain tax positions, and the useful lives of tangible and intangible assets. Actual results could differ from those estimates.

Principles of consolidation —The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Cash and cash equivalents —The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. The Company invests its excess cash primarily in bank and money market funds of major financial institutions. Accordingly, its cash equivalents are subject to minimal credit and market risk.

Short-term investments —Short-term investments consist of U.S. treasury bills with original maturities of more than three months at the time of purchase and term deposits with banks, with maturities greater than three months at inception.

Fair Value of Financial Instruments —The fair value of a financial instrument is the amount at which the instrument could be exchanged in an orderly transaction between market participants. As of December 31, 2014 and 2013, the carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses and other liabilities approximated fair value due to the short-term nature of these instruments. ASC 820, “Fair Value Measurements and Disclosures”, establishes a fair value hierarchy for input into valuation techniques as follows:

i.              Level 1 input—unadjusted quoted prices in active markets for identical instrument;

ii.             Level 2 input—observable market data for the same or similar instrument but not Level 1, including quoted prices for identical or similar assets or liabilities in markets that are active or not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

iii.            Level 3 input—unobservable inputs developed using management’s assumptions about the inputs used for pricing the asset or liability.

Level 2 inputs were utilized to determine the fair value of the Company’s investments in U.S. treasury bills, U.S treasury money market funds, and term deposits. Due to the short-term nature of these investments, which mature between 90 days and 365 days, amortized cost is used to estimate the fair value.

DILIGENT BOARD MEMBER SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

3) Significant accounting policies (Continued)

At December 31, 2014, cash equivalents include investments in U.S. treasury money market funds and treasury bills totaling $32.5 million, which are carried at cost, which approximates fair value. The fair value of money market funds was determined by reference to quoted market prices.

At December 31, 2013, cash equivalents include investments in U.S. treasury money market funds and treasury bills totaling $27.5 million, which are carried at cost, which approximates fair value. The fair value of money market funds was determined by reference to quoted market prices.

At December 31, 2014 the Company did not have any short-term investments. At December 31, 2013, short-term investments include investments in U.S. treasury bills of $12.5 million, which are carried at cost which approximates fair value.

Property and equipment —Property and equipment consists of computer and office equipment, leasehold improvements and internal-use computer software. Property and equipment are carried at cost, less accumulated depreciation and amortization and any impairment losses.

Depreciation and amortization —Depreciation on property and equipment is computed on a straight line basis at rates adequate to recover the cost of the assets over their estimated useful lives, which range from three to five years. Leasehold improvements are depreciated over estimated useful lives of the assets or the term of the underlying lease, whichever is shorter. Amortization of internal-use computer software is computed on the straight-line method over its estimated useful life, which is three years. Expenditures for repair and maintenance costs are expensed as incurred.

Impairment of long-lived assets —The Company periodically reviews the carrying amounts of its tangible and intangible assets to determine whether events or changes in circumstances indicate the carrying amount of an asset may not be fully recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Measurement of an impairment loss for long-lived assets and certain identifiable intangible assets that management expects to hold and use is based on the fair value of the asset. An impairment loss is measured as the amount by which the carrying amount of the long-lived asset exceeds its fair value.

Revenue recognition —The Company derives its revenues primarily from subscription fees and installation fees, including training. The Company sells subscriptions to its cloud-based application that are generally one year in length. Its arrangements do not include a general right of return and automatically renew unless the Company is notified 30 days prior to the expiration of the initial term. The Company’s subscription agreements do not provide the customer the right to take possession of the software that supports the application. Installation fees consist of the configuration of the Company’s service and training of its customers.

Revenue recognition commences when all of the following conditions are met:

• There is persuasive evidence of the arrangement;

• The service has been made available to the customer;

• The fee is fixed or determinable; and

• The collectability of the fees is reasonably assured

DILIGENT BOARD MEMBER SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

3) Significant accounting policies (Continued)

Pursuant to, the Financial Accounting Standards Board, or FASB, authoritative accounting guidance regarding revenue recognition for arrangements with multiple deliverables for a deliverable to qualify as a separate unit of accounting, the delivered item must have value to the customer on a standalone basis. The Company has determined that the installation fee does not have standalone value, so accordingly, it accounts for its arrangements as a single unit of accounting.

Revenue from the Company’s subscription service is recognized on a daily basis over the subscription term as the services are delivered. The service is considered delivered, and hence revenue recognition commences, when the customer has access to the Diligent Boardbooks product. Revenue is recorded ratably through the end of the contract period, which is generally twelve months from the contract date.

Installation fees paid by customers in connection with the subscription service are deferred and are recognized ratably over the expected life of the customer relationships, generally nine years. In estimating the expected customer relationship period, the Company looked to guidance on the determination of the useful life of an intangible asset for the appropriate factors to be considered in estimating expected customer life and specifically focused on its customer renewal rate. Diligent’s customer contracts contain a standard “autorenew” feature which provides for one-year renewals unless either party provides written notice of termination. In addition, Diligent’s renewal history with its customers has been and remains at very high rates. As a result, we believe that Diligent’s customers will renew numerous times during their tenure with us.  Consequently, Diligent has had a very low annual attrition rate which historically has been less than 5.0%. After considering these factors, we determined that a nine year estimated customer life was appropriate as of December 31, 2014 and 2103.  The Company evaluates its estimated customer life on an annual basis.

Deferred Revenue —Deferred revenue represents installation and subscription fees for which cash has been received but for which the Company has not yet delivered its services or the criteria for the recognition of revenue have not yet been met. Deferred revenues presented in the consolidated balance sheet do not include amounts receivable (both billed and unbilled) for executed subscription agreements for which the Company has not yet received payment. Accordingly, the deferred revenue balance does not represent the total contract value of annual, non-cancelable subscription agreements.

Long term deferred revenue consists of installation fees that will be recognized over the estimated life of the customer relationship, generally nine years. Installation fees expected to be recognized within the next 12 months of the balance sheet date are included in the current portion of deferred revenue.

Accounts receivable — The Company generally invoices our customers on an annual or quarterly basis.  Accounts receivable represents amounts due from Diligent’s customers for which revenue has been recognized.  A provision for doubtful accounts is recorded based on management’s assessment of amounts considered uncollectable for specific customers based on age of the receivable, history of payments and other relevant information. At each of December 31, 2014 and 2013, the Company has recorded a provision for doubtful accounts of $100 thousand.

DILIGENT BOARD MEMBER SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

3) Significant accounting policies (Continued)

Research and development —Research and development expenses are incurred as the Company upgrades and maintains the Diligent Boardbooks software, and develops product enhancements. Such expenses include compensation and employee benefits of engineering and testing personnel, materials, travel and direct costs associated with the design and required testing of the product line. The Company does not allocate indirect overhead to research and development. Direct development costs related to software enhancements that add functionality have been expensed as incurred as the Company has not historically maintained sufficiently detailed records of its development efforts to be able to capitalize such costs.

Operating leases —The Company records rental costs, including costs related to fixed rent escalation clauses and rent holidays, on a straight-line basis over the lease term.

Foreign exchange —The Company’s wholly-owned subsidiaries, DBL, DBG, DBMS NZ and DBA, utilize the British Pound Sterling (GBP), New Zealand Dollar (NZD) and Australian Dollar (AUD), respectively, as their functional currencies. Assets and liabilities of these subsidiaries are translated to U.S. dollars at exchange rates in effect at the balance sheet date, with the resulting translation adjustments directly recorded to a separate component of accumulated other comprehensive income or loss.

Transactions in foreign currencies are reported at the rates of exchange at the transaction date. Assets and liabilities are translated at the rates of exchange in effect at the balance sheet date. All differences are recorded in results of operations.

Net tangible assets per security— Diligent reports in New Zealand in US$ and according to US GAAP. US GAAP reporting does not provide, or allow, for the presentation of Net Tangible Assets per Share as is required under NZSX Listing Rules. Diligent is providing as supplemental information Net Tangible Assets per share at December 31, 2014 and 2013 which are $0.42 and $0.30, respectively.

Income taxes —The Company files U.S. federal and state income tax returns. Foreign operations file income tax returns in their respective foreign jurisdictions. The Company accounts for deferred income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. A valuation allowance is recorded if it is considered more likely than not that some or all of a deferred tax asset may not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The tax effects of an uncertain tax position taken or expected be taken in income tax returns are recognized only if it is “more likely-than-not” to be sustained on examination by the taxing authorities, based on its technical merits as of the reporting date. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. The Company recognizes the benefit of an uncertain tax position in the period when it is effectively settled. Previously recognized tax positions are derecognized in the first period in which it is no longer more likely than not that the tax position would be sustained upon examination. The Company recognizes accrued interest and penalties related to uncertain tax positions in income tax expense.

DILIGENT BOARD MEMBER SERVICES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

3) Significant accounting policies (Continued)

Share-based compensation —The Company measures the cost of employee services received in exchange for an equity-based award using the fair value of the award on the date of the grant, and recognizes the cost over the period that the award recipient is required to provide services to the Company in exchange for the award. The fair value of restricted stock units and performance stock units is estimated using the market price of the Company’s common stock at the date of the grant and we recognize compensation expense for the portion of the award that is expected to vest.

The Company measures compensation cost for awards granted to non-employees based on the fair value of the award at the measurement date, which is the date performance is satisfied or services are rendered by the non-employee.

Earnings per share —Basic earnings per share is computed by dividing the net income attributable to common stockholders, after deducting accrued preferred stock dividends, by the weighted average number of common and preferred shares outstanding for the period. The preferred stockholders are entitled to participate on an “as converted basis” in any dividends paid on the Company’s common stock, and as such are considered participating securities to which earnings should be allocated using the two-class method.

Diluted earnings per share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised, settled or converted into common stock, unless the effect is anti-dilutive. Stock options and employee share awards are included as potential dilutive securities for the applicable periods, except that 1.6 million and 360 thousand stock options have been excluded in 2014 and 2013, respectively because their effect is antidilutive.

The computation of shares used in calculating basic and diluted earnings per common share is as follows:

	Year ended December 31
	2014	2013
	(in thousands)
Basic weighted average common shares outstanding	86,627	83,760
Basic weighted average preferred shares outstanding	30,482	32,667
Basic weighted average shares outstanding	117,109	116,427
Dilutive effect of stock options	2,507	5,236
Dilutive effect of performance stock units	1,065	—
Dilutive effect of restricted stock units	436	66
Dilutive weighted average shares outstanding	121,117	121,729